Exhibit 10.10

December 12, 2012

Mr. Scott K. Barber

5628 Darby Road

Rocklin, CA 95765

Dear Scott:

This letter confirms our discussions regarding your employment with Hawaiian Telcom Communications, Inc. and any of its subsidiaries and affiliates as may employ you from time to time (collectively, and together with any successor thereto, the “Company”).  The purpose of this letter is to summarize the terms of your employment.  Notwithstanding anything herein to the contrary, you will be an employee at-will of the Company.

1.                                                        Start Date:  January 14, 2013, or other date mutually agreed upon in writing by you and the Chief Executive Officer

2.                                                        Position:  Chief Operating Officer

3.                                                        Direct Report:  You will report to the Chief Executive Officer.

4.                                                        Base Salary:  $400,000 per year (the “Base Salary”), payable in accordance with the Company’s customary payroll practices.  Paydays are expected to be every other Friday (total of 26 pay days a year).  Your paycheck will be delivered to you or made available to you on such dates.  If a payday falls on a holiday or weekend, you may pick up your paycheck on the weekday immediately preceding the payday.

5.                                                        Moving Allowance:  Moving allowance of $75,000, payable in the first payroll cycle after the Start Date of your employment in accordance with usual payroll practices.

6.                                                        Annual Performance Award:  You will be eligible to participate in an annual performance compensation plan (“Performance Compensation Plan”) established by the Company’s Board of Directors (the “Board”) or Compensation Committee thereof, at a target level that is specified by the Compensation Committee (currently specified as 75% of your eligible salary) as it may be amended from time to time by the Board or Compensation Committee. The actual performance award, if any, shall be pursuant to the terms and conditions set forth in the Performance Compensation Plan and shall be payable at such time as performance awards are paid to other senior executive officers who participate therein. Payment of any annual performance award will be subject to your continued employment with the Company through the date the performance award is paid pursuant to the Performance Compensation Plan.

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7.                                      Equity Award:  Subject to approval by the Board or the Compensation Committee, you will be eligible to receive equity awards from time to time pursuant to the Company’s 2010 Equity Incentive Plan (beginning with a restricted stock unit award representing 75% of your annual Base Salary scheduled to be granted in March 2013) with such terms and conditions as determined by the Board or the Compensation Committee, in its sole discretion.  In addition, you will receive, effective the Start Date of your employment, an initial restricted stock unit award under the Company’s 2010 Equity Incentive Plan comprising 12,000 restricted stock units that will have a grant date that is the Start Date of employment and will be governed by the terms of the Restricted Stock Unit Agreement attached hereto as Exhibit A.  It is expressly understood that your entitlement to participation in the 2010 Equity Incentive Plan is not a guarantee that the award referenced herein will attain any particular value in the future.

8.                                      Employee Benefits:   You will be eligible to participate in Company employee benefit plans and programs commensurate with your position and seniority. This currently includes three (3) weeks vacation for each completed twelve (12) month period of service with a maximum carryover of six (6) weeks, accrued for the first year of employment depending on month of hire per the Company vacation policy.  Please note that the Company reserves the right to change its benefits package at its sole discretion.

9.                                      Severance Benefits:  You will be eligible to participate and receive the severance benefits provided in the Company’s Executive Severance Plan, subject to all of the terms and conditions thereof. You hereby acknowledge and agree that the only severance benefits you are eligible to receive from the Company will be pursuant to the Executive Severance Plan.

10.                               Pre-employment Controlled Substance Testing:  This offer of employment is conditioned upon a satisfactory pre-employment controlled substance test, which will be conducted at the Company’s direction before you are allowed to start work, as well as I-9 verification and a satisfactory background check. Additionally, your employment may be terminated if information that you provided in connection with your employment is determined by the Company to be false, inaccurate, or misleading.

11.                               Certain Restrictions:  You must execute the Hawaiian Telcom Business Protection Agreement attached hereto as Exhibit B.  Additionally, you will be subject to the policies, practices and procedures maintained by the Company as set forth in the Company’s Code of Business Conduct, employee handbook and other Company policies, which may be modified from time to time.  You understand that this offer is conditioned upon an inquiry into your criminal conviction record for the past ten years, and if the Company determines that you have a criminal conviction record that bears a rational relationship to the duties and responsibilities of your intended position, this offer of employment may be withdrawn.

12.                               Arbitration:  You agree to sign the Arbitration Agreement attached hereto as Exhibit C.

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13.                               Interpretation and Severability:  The words of this letter will be interpreted according to their common meaning.  If any provision of this letter is deemed unenforceable for any reason, said provision will not affect the remaining terms of this letter and a court, upon motion by the Company, may amend said provision so as to render it valid and enforceable while providing to the Company the maximum protections permitted by law.  Hawaii law will govern the interpretation and enforcement of this letter.

If you agree with the terms of employment set forth in this letter, please indicate your understanding and agreement by executing in the space provided and returning this letter, complete with signed Exhibits B and C to me by December 19, 2012.  By executing in the space provided, you acknowledge that no promises, representations, understandings or agreements, either oral or in writing, were made with you that are inconsistent with the terms of this letter and that this letter will, in any event, supersede any such prior or contemporaneous promises, representations, understandings, or agreements.

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I look forward to working with you in building, developing and integrating the Company into a strong business with a positive community presence.

Sincerely,

/s/ Eric K. Yeaman
Eric K. Yeaman
President and Chief Executive Officer

Understood, accepted and
agreed to on this 17th day
of December, 2012

/s/ Scott K. Barber
Signature

Scott K. Barber
Print Name — Scott K. Barber

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EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT FOR EXECUTIVES

PURSUANT TO THE

HAWAIIAN TELCOM 2010 EQUITY INCENTIVE PLAN

*  *  *  *  *

Participant:                            Scott K. Barber

Grant Date:                             January [7], 2013

Number of Restricted Stock Units granted:  12,000

*  *  *  *  *

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Hawaiian Telcom Holdco, Inc., a Delaware corporation (the “Company”), and the Participant specified above, pursuant to the Hawaiian Telcom 2010 Equity Incentive Plan (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant, each of which is a bookkeeping entry representing the equivalent in value of one (1) Share.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.                                           Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the RSUs hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.

2.                                           Grant of Restricted Stock Unit Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above.  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason.  The Participant shall not have the rights of a stockholder in respect of the Shares underlying this Award until such Shares are delivered to the Participant in accordance with Section 4.

3.                                           Vesting.

(a)         General.  Except as otherwise provided in this Section 3, RSUs subject to this Award shall vest as follows, provided that the Participant is then employed by the Company or one of its Subsidiaries on each applicable vesting date set forth below (each, a “Vesting Date”):

(i)        Time-Based RSUs. One hundred percent (100%) of the RSUs subject to this Award shall vest on the first anniversary of the Grant Date.

(b)         Certain Terminations.

(i)        Upon a Participant’s Termination due to the Participant’s death or Disability, unvested RSUs on the date of death or Disability (as determined by the Committee in its sole discretion) shall become vested at the time specified in, and in the pro-rated amount determined pursuant to, Section 3(b)(iii) below.  Any such vested RSUs shall be paid as provided in Section 4.

(ii)       Upon a Participant’s Termination due to the Participant’s Termination by the Company without Cause or Termination by the Participant for Good Reason, unvested RSUs on the date of Termination shall become vested at the time specified in, and in the pro-rated amount determined pursuant to, Section 3(b)(iii) below.  Any such vested RSUs shall be paid as provided in Section 4.

(iii)      For purposes of Sections 3(b)(i) and 3(b)(ii) above, the following number of RSUs shall become vested immediately upon Termination:  (x) the number of RSUs scheduled to vest on the anniversary of the Grant Date, multiplied by (y) the ratio, the numerator of which is the number of days that have elapsed from the Grant Date to the date of the Termination and the denominator of which is 365.

(c)          Change in Control.  Upon the occurrence of a Change in Control while the Participant is employed by the Company or its Subsidiaries, all unvested RSUs on the date of the Change in Control shall immediately become vested and be paid as provided in Section 4.

(d)         Leaves of Absence.  Notwithstanding anything stated herein or the Plan to the contrary, if the Participant takes a leave of absence, the Company may, at its discretion, suspend vesting during the period of leave to the extent permitted under applicable local law.

(e)          Forfeiture.  Except as set forth in Section 3(b) above, all unvested RSUs shall be immediately forfeited upon the Participant’s Termination for any reason.

4.       Delivery of Shares. Subject to Sections 10 and 13, RSUs shall be automatically settled in Shares upon vesting of such RSUs.  In connection with the delivery of the Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company.  In no event shall a Participant be entitled to receive any Shares with respect to any unvested or forfeited portion of the RSU award.

5.       Dividends and Other Distributions.  The Participant shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying the RSUs, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying RSUs and shall be paid at the time the Shares are delivered pursuant to Section 4.

6.          Non-transferability.

(a)  Restriction on Transfers.  All RSUs, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of these RSUs, or the levy of any execution, attachment or similar legal process upon these RSUs, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

7.            Entire Agreement; Amendment.  This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

8.            Acknowledgment of Employee.  This award of RSUs does not entitle Participant to any benefit other than that granted under this Agreement.  Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.  Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.

9.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without reference to the principles of conflict of laws thereof.

10.     Withholdings and Required Deductions.  Prior to any relevant tax, withholding or required deduction event, as applicable, the Participant agrees to make arrangements satisfactory to the Company for the satisfaction of any applicable tax, withholding, required deduction and payment on account obligations of the Company and/or any Affiliate that arise in connection with the RSUs.  In this regard, the Participant authorizes the Company and/or any Affiliate, or their respective agents, at their discretion, to satisfy any obligations related to any taxes or other required deductions applicable to the RSUs by one or a combination of the following:  (1) withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company or any Affiliate; (2) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); (3) withholding of Shares that otherwise would be issued upon settlement of the RSUs; or (4)  any other arrangement approved by the Company.  Unless the tax obligations or other required deductions described herein are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares.

11.             No Right to Employment.  Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement or in the Plan shall interfere with or restrict in any way the rights of the Company or its Subsidiaries to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

12.             Notices.  Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

13.             Compliance with Laws.  This issuance of RSUs (and the Shares underlying the RSUs) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue these RSUs or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.             Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

15.                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

16.             Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.             Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

18.             Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HAWAIIAN TELCOM HOLDCO, INC.

By:

Name:

Title:

PARTICIPANT

Name: Scott K. Barber

EXHIBIT B

HAWAIIAN TELCOM BUSINESS PROTECTION AGREEMENT

This Agreement is between Hawaiian Telcom Communications, Inc. and any of its subsidiaries and affiliates as may employ me from time to time (“Company”) and Scott K. Barber (referred to herein as “I” or “my”).

1.                                      IN CONSIDERATION FOR MY EMPLOYMENT, I AGREE AS FOLLOWS:

1.1                               Safeguard of Confidential Information.

My relationship with the Company is intended to be one of trust and confidence.  I acknowledge that I may have access to Confidential Information (as defined below) about the Company.  During and following my employment with the Company, I will exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or disclosure and comply with any and all Company policies related to such Confidential Information.  I will not use any Confidential Information for any purpose other than Company business.

1.2                               Confidential Information

“Confidential Information” means information related to any aspect of the Company’s business that is either not known by Company competitors or is proprietary information that has been developed using Company time and resources.

The following are more specific examples of Confidential Information:

•                                          marketing, sales, promotional, and training materials;

•                                          information about current and potential customer buying habits, needs or preferences;

•                                          contact information about decision-makers within companies that do business or that may do business with the Company and other customer specific information related to current or potential customer buying decisions;

•                                          Company personnel information, including compensation and bonus programs, Company personnel policies, forms and employee names, job descriptions, disciplinary notices or compensation and contact information;

•                                          forms, software or other information for tracking customer contacts;

•                                          market or product launches, capital expenditure forecasts or limitations, planned or forecasted network upgrades;

•                                          advertising materials and strategies;

•                                          Company vendor agreements;

•                                          distribution methods and strategies, compensation structures and advertising/promotional strategies;

•                                          any information constituting a “trade secret” within the meaning of the Hawaii Uniform Trade Secrets Act, Haw. Rev. Stat. chapter 482 B(1); and

•                                          internal documents relating to labor relations.

1.3                               Return of Company Property.

I understand that all Confidential Information is the exclusive property of the Company. I will promptly return all Confidential Information, including copies, notes or summaries thereof, to the Company in the event that my employment is terminated, for any reason.

1.4                               Non-competition, Solicitation, or Inducement of Customers or Employees

(A)                               During my employment and for twelve (12) months following termination  for any reason [cumulatively referred to as the “Designated Period”] I will not: (i)  directly or indirectly compete with the Company’s business, products or services in the State of Hawaii nor (ii)  directly or indirectly make any contact or communication of any kind for the purpose of soliciting, inviting, inducing, encouraging or requesting any customer of the Company to: (a) transfer its business from the Company to me, my business or my new employer’s business; or (b) open a new account with me, my business or my new employer’s business; or (c) otherwise induce or encourage a Company customer to discontinue or reduce its business with the Company.

(1)  The Hawaii Uniform Trade Secrets Act defines “Trade Secret” as follows:

‘Trade Secret’ means information, including a formula, pattern, compilation, program device, method, technique, or process that:

(1)  Derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)  Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Haw. Rev. Stat. §482B-2]

(B)                               During the Designated Period, I will not solicit, induce or attempt to induce any employee into terminating his/her employment with the Company.

2.                                      NO OBLIGATIONS UNDER PRIOR, THIRD PARTY AGREEMENTS

I represent that:  (i) I am not obligated under any other agreement or understanding that would affect the Company’s rights or my performance or duties to the Company.  I further represent that I have provided to the Company complete and accurate copies of any non-solicitation, confidentiality, non-competition or similar agreement between me and any former employers that may be in effect.

3.                                      REMEDIES

3.1                               Injunctive Relief.

I agree that a breach of any of my promises in this Agreement would irreparably damage the Company.  Accordingly, I understand that the Company reserves the right to take prompt court action to stop any breach or threatened breach of this Agreement.

3.2                               Accrual and Payment of Commissions Conditioned on Compliance with Agreement.

Notwithstanding any agreement to the contrary, I agree that the accrual and payment of any commissions to me are conditioned on my compliance with this Agreement.  I authorize the Company to withhold any commissions where the Company forms a reasonable, good faith belief that I have breached this Agreement.  Under the above circumstances, said commissions may be held by the Company, pending a final determination by a court or arbitrator, as the case may be, as to whether I have violated this Agreement.  In the event of a final determination that I did not violate this Agreement, the Company will promptly pay over to me the commissions in dispute, including any interest earned thereon calculated at a rate of six percent per annum. In the event of a final determination that I violated this Agreement, any commissions withheld will become the exclusive property of the Company. This section 3.2 will constitute a written authorization for withholding of wages pursuant to Hawaii Revised Statutes section 388-6.

3.3                               Attorney Fees.

In the event of any breach of this Agreement, the prevailing party will be entitled to an award of all costs and attorneys’ fees reasonably incurred in defending or enforcing the prevailing party’s rights.  Attorney’s fees will not be limited by the amount of monetary relief received.

4.                                      EMPLOYMENT AT-WILL

I acknowledge and agree that this Agreement does not alter the employment at-will relationship.  I affirm that either I or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause.  As a courtesy, however, to the extent feasible I will try to give the Company 30 days advance notice prior to a voluntary employment separation.

5.                                      ADDITIONAL TERMS

5.1                               Venue and Governing Law.

I agree that any claim in connection with this Agreement may only be filed in a court of competent jurisdiction in Honolulu, Hawaii.  Further, this Agreement will be interpreted in accordance with the laws of the State of Hawaii.

5.2                               Successors and Assigns.

This Agreement will inure to the benefit of the Company’s successors, purchasers, and assigns.

5.3                               Severability and Judicial Power to Conform Agreement to Law.

If any provision of this Agreement will be held invalid, its invalidity will not affect any other provision of this Agreement that can be given effect without the invalid provision.  Further, in the event that a Court determines that any part of this Agreement is unenforceable for any reason, the Court, upon motion by the Company, will be empowered to modify such term(s) to render the Agreement enforceable while according to the Company the maximum benefit and protection of its interests allowable by law.

6.                                      EMPLOYEE’S UNDERSTANDING

I acknowledge that (i) I have read each and every paragraph of this Agreement; (ii) I have had an opportunity to consult with legal counsel concerning the terms of this Agreement; and (iii) that I  fully understand this Agreement.  I also acknowledge that this Agreement does not supersede any other agreement(s) between me and the Company.

IT IS SO AGREED on this 17th day of December, 2012.

/s/ Scott K. Barber	December 17, 2012
Employee Signature — Scott K. Barber	Date

EXHIBIT C

ARBITRATION AGREEMENT

In consideration for my employment with Hawaiian Telcom Communications, Inc. and any of its subsidiaries and affiliates as may employ me from time to time, I agree that any legal claim that I may have arising out of or relating to my employment will be resolved through final and binding arbitration. The Arbitration Rules, Procedures and Protocols of Dispute Prevention & Resolution, Inc., (“DP&R”) located in Honolulu, Hawaii, as may be amended from time to time, will apply to this Arbitration Agreement. In the event of a dissolution of DP&R, the procedures established in the Hawaii Uniform Arbitration Act, as amended [Haw. Rev. Stat. Chapter 658A] will apply.  Notwithstanding any law to the contrary, nothing in this Agreement will empower an arbitrator to provide relief that would exceed that which a court or administrative agency could lawfully provide, according to the cause of action alleged.

Understood, accepted and

agreed to on this 17th day

of December, 2012

/s/ Scott K. Barber
Scott K. Barber